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[Press Release Graphic]

Friday December 29, 2000

Company Press Release

SOURCE: GlobalMedia.com

GlobalMedia.com Announces Restructuring of Business Including the Sale of Radio Assets to SurferNETWORK.com

    GlobalMedia.com to focus on Broadband and Wireless Video Software Initiatives

    VANCOUVER, December 29, 2000,—GlobalMedia.com (Nasdaq: GLMC-news), a leader in Internet broadcasting and e-services, announced today a major restructuring of its business, which includes the sale of its radio contracts and related assets to SurferNETWORK.com under the terms of a letter of intent between the companies. SurferNETWORK will pay GlobalMedia.com a combination of cash and equity for its radio assets. GlobalMedia.com will also get a seat on the Board of SurferNETWORK.com. The agreement also provides GlobalMedia.com with interim funding. Closing of the transaction is expected to be in late January, 2001, and is subject to completion of due diligence and signing of the definitive agreements.

    SurferNETWORK.com will combine GlobalMedia.com's radio contracts with the radio contracts it previously has closed with a number of the leading radio groups in the Internet broadcast industry. SurferNETWORK.com has previously announced a potential combination of businesses with Broadcast America, pending Broadcast America successfully completing and exiting their Chapter 11 proceedings. This combined portfolio, when enhanced with SurferNETWORK.com's targeted ad insertion technology, will allow SurferNETWORK.com to provide the largest network of radio stations, superior online listening, and targeted multimedia ad technology to its customers.

    GlobalMedia.com will now focus on video delivery over the Internet. The company has already made significant inroads into this emerging market with contracts for such leading clients as the National Football League, 4Kids Entertainment, WorldHockeyNetwork, AccuWeather and ClassicMovies.com. The company will also continue to focus on the development of its next generation technology, which is targeted for the rapidly growing broadband and wireless market.

    Jeff Mandelbaum, Chairman and CEO of GlobalMedia.com stated, "We have recently decided to focus on the high growth segments of media delivery where we believe we can develop a competitive advantage. We have therefore been aggressively exploring ways to finance the company and to also provide a great operational platform for the radio side of our business. This transaction accomplishes both and gains us a valuable new partner in SurferNETWORK.com. We're confident in the high level of service that will be provided by SurferNETWORK.com and we will work to provide a smooth transition for our customers."

    Gordon Bridge, CEO of SurferNETWORK.com commented, "Global Media's customers are very well respected. This agreement significantly expands SurferNETWORK's reach and positions us as a leader in the online broadcasting of terrestrial radio stations".

About GlobalMedia.com

    GlobalMedia.com (www.globalmedia.com) creates end-to-end solutions for streaming and e-commerce on the Internet and over broadband. GlobalMedia provides businesses with customized, private label rich media players that generate revenue through advertising and online retail sales. Winner of the prestigious Linux Journal award for the ``Best Overall Linux Solution" at Comdex Fall '99. GlobalMedia's applications are scalable, easily implemented and highly customizable. GlobalMedia is a leading publicly traded provider of streaming solutions to traditional media broadcasters in radio, television and film.

About SurferNETWORK.com

    SurferNETWORK (www.surfernetwork.com) was founded by Geode Electronics, LLC, a technology-based incubator headquartered in Mt. Olive, NJ. The primary inventor of SurferNETWORK technology is Harry E. Emerson III, CEO of Geode. In December 1999, Geode announced the creation of SurferNETWORK and the hiring of its CEO, Gordon Bridge, a well known and respected IT executive formerly of AT&T.

    In September 2000, the SurferNETWORK Alliance of large radio groups was announced, and in November, SurferNETWORK announced its intention to combine with BroadcastAmerica.com, Inc. (www.broadcastamerica.com). The new combined entity, to be called BroadcastAmerica, will be the global leader in streaming traditional radio stations via the Internet, with 1000 stations under contract at the time of the announcement.

    This press release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including technological and operational challenges, the need for the Company to raise additional capital, changes in consumer preferences and developments affecting the Internet.

GlobalMedia Contact:

Kay Richards
Director of Marketing
GlobalMedia.com
(604) 688-9994 (PST)
krichards@globalmedia.com

SurferNETWORK Contact:

Sean Leous
Porter, Levay and Rose Inc.
(212) 564-4700

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